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                                                                  EXHIBIT 11.1

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
              CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
              ---------------------------------------------------
                 PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                 ---------------------------------------------
                   (In thousands except per share amounts)
                                                             Year Ended May 31
                                                     -------------------------------------
                                                      1994          1993            1992
                                                     ---------  ------------  ------------
                                                                 (Restated)    (Restated)
NET INCOME
- - ---------
  Net income applicable to common shares
  for primary earnings per share                   $52,640        $39,498         $38,481

    Add back interest net of tax on con-
      vertible securities assumed to be
      converted                                      4,850          5,024           2,025
                                                 ---------      ---------       ---------
  Net income applicable to common shares
  for fully-diluted earnings per share             $57,490      $  44,522       $  40,506
                                                 =========      =========       =========
SHARES OUTSTANDING
- - ------------------
  For computation of primary earnings per
    common share
      Weighted average shares                       56,379         52,925          52,453
      Net issuable common share equivalents            338            342             337
                                                ----------      ---------       ---------
        Total shares for primary earnings
          per share                                 56,717         53,267          52,790

  For computation of fully-diluted earnings
    per common share
      Additional shares of issuable common
        share equivalents assuming conversion
        of convertible securities                    8,149          8,885           3,676

      Additional common share equivalents
        ending market value higher than
        average market value                            10             62              40
                                                 ---------    -----------    ------------
        Total shares for fully-diluted
          earnings per share                        64,876         62,214          56,506
                                                ==========    ===========     ===========

EARNINGS PER COMMON SHARE AND COMMON SHARE
- - ------------------------------------------
  EQUIVALENTS                                         $.93           $.74            $.73
  -----------                                       ======          =====           =====

EARNINGS PER COMMON SHARE ASSUMING FULL
- - ---------------------------------------
  DILUTION                                            $.89           $.72            $.72
  --------                                          ======          =====           =====

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Data for May 31, 1993 and 1992, has been restated to include two acquisitions during the year ended May 31, 1994, which were accounted for as poolings of interests.